UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):         May 17, 2010

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On May 17, 2010, ScanSource, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with John J. Ellsworth, the Company’s Vice President, General Counsel and Corporate Secretary. The Employment Agreement extends the terms of Mr. Ellsworth’s current employment agreement to June 30, 2012; provided, however, that if a change in control (as defined in the Employment Agreement) occurs during that period, the Employment Agreement will be effective until the later of June 30, 2012 or the first anniversary of the change in control.

Commencing July 1, 2010, the Employment Agreement provides for, among other things, an annual base salary of $225,000 per year; a bonus opportunity of $50,000 per year based on certain performance objectives. Mr. Ellsworth also received restricted stock award for 1,826 shares of the Company’s common stock under the Company’s Amended and Restated 2002 Long Term Incentive Plan (“Shares”).

The restricted stock award granted to Mr. Ellsworth (the “Award”) is subject to, among other terms and conditions described in the restricted stock award agreement (the “Award Agreement”) between the Company and Mr. Ellsworth, both continued service and performance requirements. Specifically, the Award Agreement provides that the Award may vest in two tranches as follows: (a) up to 50% of the Shares subject to the Award will vest and be earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2011 and (ii) the Company’s operating income for the fiscal year ended June 30, 2011 equals or exceeds $67,000,000, and (b) up to 50% of the Shares subject to the Award will vest and be earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2012 and (ii) the Company’s operating income for the fiscal year ended June 30, 2012 equals or exceeds $77,000,000. Notwithstanding the foregoing, the Company’s Compensation Committee (the “Committee”) may, in its sole discretion, reduce the number of Shares deemed earned and vested (but not below 50% of the number of Shares subject to a particular tranche) if the Committee determines that such reduction is appropriate based on the Committee’s evaluation of Mr. Ellsworth’s performance in certain designated areas. The Award Agreement also provides that if Mr. Ellsworth’s employment with the Company terminates due to death or disability or within 12 months after a change in control without cause or for good reason, the Award will be deemed earned and vested with respect to all of the Shares underlying the award as of the date of termination. If Mr. Ellsworth’s employment with the Company terminates for any other reason, then he will forfeit his Award (and the underlying Shares) to the extent not vested and earned as of the date of his termination of employment. The Shares shall be issued under, and subject to the terms of, the Company’s Amended and Restated 2002 Long-Term Incentive Plan (or other applicable plan).

The Employment Agreement also provides that if Mr. Ellsworth’s employment is terminated by the Company other than for cause, death, disability or retirement, or if Mr. Ellsworth resigns for good reason, the Company will be required to pay or provide Mr. Ellsworth his accrued salary and other amounts or benefits earned through the date of termination. In such instances, the Company will also be required to provide severance benefits to Mr. Ellsworth consisting of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by Mr. Ellsworth during the three fiscal years prior to his termination multiplied (a) by one, or (b) if his employment termination occurs within 12 months after or otherwise in contemplation of a change in control, multiplied by two. With respect to Mr. Ellsworth’s ability to resign for good reason and receive severance benefits following a change in control, the Employment Agreement requires a double trigger termination event. Mr. Ellsworth may terminate the Employment Agreement for good reason during the 60-day period beginning on the sixth month anniversary of a change in control and receive severance benefits but only if the Company has not offered Mr. Ellsworth a new employment agreement after or in contemplation of a change in control with the same or better compensation and terms and conditions of employment. This provision replaces a provision previously in Mr. Ellsworth’s employment agreement allowing Mr. Ellsworth to terminate the agreement for good reason during the 60-day period beginning on the sixth-month anniversary of a change in control for any reason or no reason and receive severance benefits as long as no new employment agreement has been entered into by Mr. Ellsworth and the Company after or in contemplation of a change in control. With the new provision, the Company will have sole control over whether change in control severance benefits are triggered.

The Employment Agreement also provides for up to 12 months following Mr. Ellsworth’s termination from employment, or earlier if he becomes entitled to receive medical and dental insurance benefits under another group plan, the Company will reimburse him on a monthly basis for payments made under COBRA toward medical and dental insurance benefits that are in excess of the monthly rates paid by active employees of the Company for such benefits. Mr. Ellsworth’s receipt of these severance benefits will be subject to his execution of a release of claims in a form customarily used by the Company upon a senior executive officer’s termination of employment. The Employment Agreement requires Mr. Ellsworth not to, during the term of his employment and for a period of two years following the termination of his employment: (a) disclose or use the Company’s confidential information or trade secrets; (b) compete with the Company; (c) solicit certain customers or suppliers and certain prospective customers or suppliers of the Company; (d) solicit certain employees to leave the Company; or (e) disparage the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: May 19, 2010	By:	/s/ Michael L. Baur
	Name:	Michael L. Baur
	Its:	Chief Executive Officer

3